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                                                                    EXHIBIT 8.2




                                 August 4, 2000




Cerulean Companies, Inc.
3350 Peachtree Road, N.E.
Atlanta, Georgia 30326


Gentlemen:



         We have acted as counsel to Cerulean Companies, Inc. ("Cerulean") in connection with the merger of Cerulean with and into Water Polo Acquisition Corp. ("WPAC"), a wholly-owned subsidiary of WellPoint Health Networks, Inc. ("WellPoint") pursuant to the Agreement and Plan of Merger by and among such parties dated as of July 9, 1998, as amended on July 9, 1999 and on December 31, 1999 (the "Agreement"). Unless otherwise indicated, capitalized terms used herein have the meaning ascribed to them in the Agreement.



         In issuing our opinion, we have reviewed the Proxy Statement (the "Proxy Statement") forming a part of a post-effective amendment to a Form S-4 Registration Statement (File No. 333-64955), the representations made to us by WellPoint and Cerulean in tax certificates (the "Tax Certificates"), copies of which are attached hereto, and such other documents as we have deemed appropriate. Our opinion is based upon our understanding that the facts and representations set forth in the Proxy Statement and the Tax Certificates are true and correct as of the present time and will be true and correct as of the time of the Merger.


         On the basis of the facts and representations referenced in the second paragraph above, it is our opinion that

         (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

         (ii) the statements as to matters of law and legal conclusions set forth under the caption "Certain Material Federal Income Tax Consequences of the Merger" in the Proxy Statement are correct in all material respects.

         This opinion is rendered solely with respect to the income tax consequences of the Merger specifically set forth above. We express no opinion as to the treatment of the Merger under the income or other tax laws of any foreign, state or local jurisdiction. Our opinion is based upon the present provisions of the Code, the regulations issued thereunder, current case law and published rulings of the Internal Revenue Service. The foregoing are subject to change and such changes may be given retroactive effect. In the event of such changes, our opinion may be affected.


                                        Very truly yours,

                                        /s/ Long Aldridge & Norman LLP

                                        LONG ALDRIDGE & NORMAN LLP